Contacts:
Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
MEDIA@IMCLONE.COM

IMCLONE SYSTEMS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

-- ERBITUX® Demand-Based North American Net Sales Increase 20% Year over Year and 5% Quarter over Quarter, and 17% and 1% Respectively on a GAAP Basis --

-- First Quarter Adjusted Earnings Per Share of $0.33 and GAAP Loss Per Share of $0.65 --

-- Continued Advancement of Proprietary Pipeline Highlighted by Recent Special Protocol
Assessment Agreement with FDA for Phase III Study of IMC-1121B --

NEW YORK, April 24, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL), a global leader in the development and commercialization of novel antibodies to treat cancer, today announced its financial results for the first quarter ended March 31, 2008. For the first quarter of 2008, the Company reported adjusted net income of $29.0 million or $0.33 per diluted share, compared with net income of $28.8 million or $0.33 earnings per diluted share for the first quarter of 2007. The Company’s adjusted net income for the first quarter of 2008 excludes the impact of a non-operating write-down of investments of $84.9 million, after tax, which was principally related to investments in auction rate securities (ARS).

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company reported a net loss of $55.9 million or $0.65 loss per diluted share for the first quarter of 2008, as compared to net income of $28.8 million or $0.33 earnings per diluted share for the first quarter of 2007.

ImClone has reported adjusted net income because it believes that adjusted net income is indicative of the underlying operations of the business and is relevant to gaining an understanding of the Company’s trends and potential future performance (please see Non-GAAP Earnings Reconciliation below).

Global net sales of ERBITUX® for the first quarter of 2008 grew to $417.3 million, an increase of 12% compared to $371.0 million for the previous quarter and an increase of 36% compared to $306.1 million for the same period last year. North American net sales of ERBITUX for the first quarter of 2008 were $187.5 million, compared to $185.0 million for the previous quarter and $160.1 million for the same period last year. The North American net sales for the first quarter of 2008 were negatively affected by wholesaler inventory reductions of approximately $2.1 million during the first quarter and inventory build up of approximately $5.0 million in the previous quarter. Excluding the impact of these inventory fluctuations, demand-based North American net sales of ERBITUX increased from $180.0 million in the fourth quarter of 2007 to $189.6 million in the first quarter of 2008, or 5%. International sales, or net sales of ERBITUX outside North America, grew to $229.8 million in the first quarter of 2008, an increase of 24% compared to the $186.0 million for the previous quarter. Excluding the favorable effect of foreign exchange rate, first quarter 2008 international sales increased by 15% from the previous quarter.

Total revenues for the first quarter of 2008 increased to $162.6 million, compared to $141.5 million for the same period last year. First quarter 2008 total revenues include the following:

•
Royalty revenue of $95.0 million, an increase of 24% compared to $76.4 million for the first quarter of 2007. Royalty revenue consists of 39% of Bristol-Myers Squibb’s (BMS) North American ERBITUX net sales of $187.5 million and 9.5% of Merck KGaA’s international ERBITUX net sales of $229.8 million;

•
License fees and milestone revenue of $24.1 million, a decrease of 18% compared to $29.3 million for the first quarter of 2007. This decrease is primarily due to the effect of the Company’s amended agreement with BMS for the co-development and co-commercialization for ERBITUX in North America;

•	Manufacturing revenue of $25.4 million, an increase of 54% compared to $16.5 million for the first quarter of 2007. This increase is primarily due to increased demand for ERBITUX; and

•
Collaborative agreement reimbursement revenue of $18.1 million, a decrease of $1.3 million compared to $19.4 million for the first quarter of 2007. This decrease is primarily attributable to reduced purchases of ERBITUX used in clinical trials by Merck KGaA.

“The first quarter of 2008 was a period of continued execution and growth for ImClone,” said John H. Johnson, Chief Executive Officer of ImClone. “We grew ERBITUX sales, advanced the clinical development of our pipeline of novel antibodies and expanded our capabilities and capacity. Notably, we established a Special Protocol Assessment agreement with the FDA for the first of our proprietary pipeline antibodies, IMC-1121B, to enter Phase III trials, a critical strategic milestone for ImClone. These positive steps advance us towards our goal of becoming a more fully integrated, multi-product biotechnology company well positioned to be a global leader in therapeutic antibodies.”

Total operating expenses for the first quarter of 2008 were $120.1 million, an increase of 27% compared to $94.7 million for the same period of last year. First quarter 2008 operating expenses include the following:

•
Research and development expense of $47.7 million, relatively unchanged compared to the same period last year. First quarter 2008 research and development expense decreased 8% compared to $51.6 million for the previous quarter, primarily due to a shift in the mix between commercial production of ERBITUX and the production of clinical trial materials for development of ERBITUX and the Company’s proprietary pipeline antibodies. This resulted in a decrease in costs associated with the production of clinical trial materials of $8.0 million compared to the previous quarter. These decreases offset the increases in headcount and clinical trial expenses associated with ERBITUX and the Company’s proprietary pipeline products;

•
Selling, general and administrative expense of $24.8 million, an increase of 51% compared to $16.4 million for the same period of last year. This increase is primarily attributable to the Company’s expanded efforts in the second half of 2007 to grow ERBITUX sales in North America and Japan. Selling, general and administrative expense as a percentage of total revenues remained relatively flat at 15% compared to the previous quarter;

•
Royalty expense of $23.5 million, an increase of 40% compared to $16.8 million for the first quarter of 2007 due to ERBITUX sales growth. Royalty expense was approximately 5.6% of total global net sales for the first quarter of 2008, which is less than the Company’s previously provided guidance of mid-6% range, primarily due to the mix of U.S. and international sales; and

•	Cost of manufacturing revenue of $24.1 million, an increase of 73% compared to $13.9 million for the first quarter of 2007.

During the first quarter of 2008, the Company recorded an impairment charge of $84.9 million related principally to ARS in its investment portfolio as of March 31, 2008. As of March 31, 2008, the Company had $161.7 million of principal invested in ARS, which primarily represent interests in synthetic collateralized debt obligations referencing portfolios of corporate bonds, that have experienced multiple auction failures. While interest continues to be paid on all the ARS held by the Company by the issuers of the securities, the sustained liquidity issues in the global credit and capital markets has resulted in an estimated fair value for these investments at March 31, 2008 of $92.6 million.

The Company’s annual effective tax rate for the remainder of 2008 is expected to be in the range of 40% to 45%. Total net cash income tax payments for 2008 are expected to be less than $2.0 million.

Net loss for the first quarter of 2008 was $55.9 million or $0.65 loss per diluted share, compared to net income of $28.8 million or $0.33 earnings per diluted share for the first quarter of 2007 and net loss of $19.9 million or $0.23 loss per diluted share for the fourth quarter of 2007. Excluding the effect of the impairment charge of $84.9 million, adjusted net income for the first quarter of 2008 would have been $29.0 million, or $0.33 earnings per diluted share (please see Non-GAAP Earnings Reconciliation below). The fourth quarter of 2007 included a $60 million charge related to the patent litigation settlement agreement with Yeda and Sanofi-Aventis.

“Our financial results for this quarter reflect our efforts in 2008 to steadily grow ERBITUX sales as we implement the actions necessary to achieve more robust growth in future years,” said Ken Zuerblis, Chief Financial Officer of ImClone. “We are tracking operationally and financially, and our first quarter revenues, expenses and adjusted net income per share are in line with our expectations.”

“We are proud that two presentations highlighting ERBITUX have been selected by the ASCO Program Committee for the Annual ASCO Meeting Plenary Session, which features some of the most significant research presented at this prestigious scientific meeting,” said Eric K. Rowinsky, M.D., Executive Vice President and Chief Medical Officer of ImClone. “We look forward to the presentation of these data and discussing the study results in greater detail in June. In total, ImClone expects more than 80 oral presentations, posters, and abstracts covering both ERBITUX and our pipeline of novel antibodies to be highlighted at the ASCO meeting.”

Non-GAAP Earnings Reconciliation

To provide investors with a clearer picture of the Company’s earnings versus last year, a reconciliation of earnings (loss) per diluted share prepared in accordance with GAAP to an adjusted (or non-GAAP basis) diluted earnings per share is set forth below. For the first quarter of 2008, adjusted earnings per diluted share exclude the effect of the impairment charge on investments principally related to auction rate securities. For the fourth quarter of 2007, adjusted earnings per diluted share exclude the net of tax effect of litigation settlements paid and the recording of additional valuation allowance against deferred tax assets.

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
GAAP earnings (loss) per diluted share	$(0.65)	$(0.23)	$0.33
Impairment charge	0.90		—
Recording of additional deferred tax valuation allowance	—	0.15	—
Litigation settlement	—	0.45	—
Effect of dilution	0.08	0.04	—
Adjusted earnings per diluted share	$0.33	$0.41	$0.33

The Company believes that it is useful to present adjusted earnings per diluted share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends. You should not consider adjusted earnings per diluted share financial measures in isolation or as a substitute for such measures determined in accordance with GAAP, as set forth above.

ERBITUX and Pipeline Clinical Development Update

ERBITUX
ERBITUX (cetuximab) will be featured in two presentations during the June 1 Plenary Session at the American Society of Clinical Oncology (ASCO) 2008 Annual Meeting.
•
A plenary presentation will highlight the results from a Phase III study of ERBITUX in combination with platinum-based chemotherapy (vinorelbine plus cisplatin), which the Company announced last year met its primary endpoint of increasing overall survival compared with chemotherapy alone in patients with advanced non-small cell lung cancer (NSCLC). This large, randomized multi-national study, known as FLEX (First-Line Treatment for Patients with Epidermal growth factor inhibitor (EGFR)-EXpressing Advanced NSCLC) enrolled patients with Stage IIIB or Stage IV NSCLC who had not previously received chemotherapy.

•
A plenary presentation will describe the efficacy results of patients with metastatic colorectal cancer (mCRC) who participated in the pivotal Phase III trial known as CRYSTAL (Cetuximab combined with iRinotecan in first line therapY for metaSTatic colorectAL cancer) as a function of the mutational status of their tumors’ K-Ras oncogene. In CRYSTAL, 1,220 patients were randomized to treatment with either ERBITUX plus FOLFIRI (an irinotecan-based chemotherapy regimen) or FOLFIRI alone. In 2007, the Company announced that the CRYSTAL study met its primary endpoint of increasing progression-free survival in patients treated with ERBITUX plus FOLFIRI compared to FOLFIRI alone an intent-to-treat analysis of patients irrespective of K-Ras.

Pipeline Clinical Development
Since the beginning of 2008, ImClone has continued to make progress in advancing its earlier stage pipeline, consisting of five fully-human IgG1 antibodies, through clinical development.
•
Earlier this week, ImClone announced that it reached agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for its planned Phase III clinical trial of IMC-1121B, ImClone’s anti-vascular endothelial growth factor receptor-2 (VEGFR-2) monoclonal antibody, in women with metastatic breast cancer.

•
In February, the first patient was enrolled in ImClone’s third Phase II clinical trial of IMC-1121B in patients with advanced hepatocellular carcinoma (liver cancer). In addition to this study, Phase II trials of IMC-1121B in patients with metastatic melanoma and renal cancer are enrolling patients. The Company plans to open additional Phase II and Phase III clinical trials in 2008.

•
The initial stage of a series of Phase I/II clinical trials of IMC-A12, its anti-insulin-like growth factor-1 receptor (IGF-1R) monoclonal antibody, in children with relapsed or refractory solid malignancies, commenced patient enrollment in March. This study is the first of an initial stage of at least 10 Phase I and II clinical trials of IMC-A12 sponsored by the Cancer Therapy Evaluation Program of the Division of Cancer Treatment and Diagnosis, National Cancer Institute (NCI), to commence patient enrollment. ImClone announced the selection of these proposals by NCI in September 2007.

•
In April, a Phase II clinical trial of IMC-A12 in patients with head and neck cancer commenced patient enrollment. In addition to this study, Phase II studies of IMC-A12 in patients with prostate and colorectal cancers are enrolling patients, and the Company plans to open additional Phase II clinical trials of IMC-A12 in 2008.

•
Continued progress has been made towards the completion of Phase 1 clinical trials of IMC-18F1, ImClone’s anti-vascular endothelial growth factor receptor-1 (VEGFR-1) monoclonal antibody, and IMC-3G3, ImClone’s monoclonal antibody targeting platelet- derived growth factor receptor-alpha. The Company plans to initiate disease-directed clinical trials with both novel antibodies following completion of these Phase I trials.

Other Company Highlights
•
In March, ImClone appointed Kenneth J. Zuerblis as Senior Vice President and Chief Financial Officer. Mr. Zuerblis brings to ImClone more than 25 years of financial and operational management experience. Mr. Zuerblis is best known within the biotechnology industry as a former Chief Financial Officer of Nasdaq-traded Enzon Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of cancer and other life-threatening conditions.

Conference Call
ImClone will host a conference call with the financial community to discuss its first quarter 2008 financial results on Thursday, April 24, 2008 at 11:00 a.m. EDT.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on April 24, 2008.

Those parties interested in participating via telephone may join by dialing (800) 418-6860 domestically, or (973) 935-8756 for calls outside of the U.S. and Canada, and referencing conference identification number 44436849. A telephone replay of the conference call will be available shortly after the call until May 1, 2008 at midnight EDT. To access the telephone replay, dial (800) 642-1687 domestically, or (706) 645-9291 for calls outside of the U.S. and Canada, and enter the conference identification number 44436849.

About ERBITUX®
ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. No anti-tumor effects of ERBITUX were observed in human tumor xenografts lacking EGFR expression. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX, as a single agent, is indicated for the treatment of EGFR- expressing mCRC after failure of both irinotecan-and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing mCRC in patients who are intolerant to irinotecan-based regimens.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.erbitux.com/.

Important Safety Information
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (cetuximab) in clinical trials with fatal outcome reported in less than 1 in 1,000. Reactions characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1-hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (e.g., epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1,570 (<0.5%) of patients receiving ERBITUX in clinical trials. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1,373 patients receiving ERBITUX in clinical trials with severe acneform rash occurring in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. If ERBITUX is used during pregnancy or if patients become pregnant while receiving ERBITUX, patients should be apprised of the potential risk for loss of pregnancy or potential hazard to the fetus.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during and for at least 8 weeks following the completion of ERBITUX. Replete electrolytes as necessary.

The most serious adverse reactions associated with ERBITUX in mCRC patients are infusion reactions, dermatologic toxicity, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions with ERBITUX (incidence greater than or equal to 25% in the ERBITUX + plus best supportive care arm (BSC)) (n=288) vs. BSC (n=274), respectively, were fatigue (89%, 76%), rash/desquamation (89%, 16%), abdominal pain (59%, 52%), pain-other (51%, 34%), dry skin (49%, 11%), dyspnea (48%, 43%), constipation (46%, 38%), pruritus (40%, 8%), diarrhea (39%, 20%), vomiting (37%, 29%), infection without neutropenia (35%, 17%), headache (33%, 11%), fever (30%, 18%), insomnia (30%, 15%), cough (29%, 19%), dermatology-other (27%, 6%), and stomatitis (25%, 10%).

About ImClone Systems Incorporated
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,

	2008	2007
Revenues:
Royalties	$94,986	$76,363
License fees and milestones	24,132	29,294
Manufacturing	25,442	16,458
Collaborative agreement reimbursements	18,082	19,385
Total revenues	162,642	141,500
Operating expenses:
Research and development	47,689	47,691
Selling, general and administrative	24,823	16,351
Royalties	23,537	16,786
Cost of manufacturing revenue	24,089	13,855
Total operating expenses	120,138	94,683

Operating income	42,504	46,817

Other income (expense):
Interest and other income, net	6,530	9,545
Impairment charge on investments in securities	(84,869)	-

Income (loss) before income taxes	(35,835)	56,362
Income tax provision	20,065	27,607

Net income (loss)	$(55,900)	$28,755

Earnings (loss) per common share:
Basic	$(0.65)	$0.34
Diluted	$(0.65)	$0.33
Shares used in calculation of earnings (loss) per common share:
Basic	86,372	85,255
Diluted	86,372	92,364

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

Assets	March 31, 2008	December 31,2007
Current assets:
Cash and cash equivalents	$797,352	$602,227
Securities available for sale	102,822	304,534
Inventories	120,199	116,153
Other current assets	141,386	125,748
Total current assets	1,161,759	1,148,662

Property, plant and equipment, net	394,654	397,682
Securities available for sale	92,594	109,060
Other assets	94,464	113,855
Total assets	$1,743,471	$1,769,259

Liabilities and Stockholders' Equity
Current liabilities	$78,451	$89,475
Deferred revenue, current portion	100,526	107,182
Deferred revenue, long term	159,129	176,605
Long-term obligations	612,925	612,208
Total liabilities	951,031	985,470

Stockholders' equity	792,440	783,789
Total liabilities and stockholders' equity	$1,743,471	$1,769,259